Exhibit 99.1

Contacts:

MGI PHARMA, INC. Jennifer Davis 212-332-4381 IR@mgipharma.com	Noonan Russo Mark Vincent or Robert Stanislaro 212-845-4200 mark.vincent@eurorscg.com or robert.stanislaro@eurorscg.com

NEWS RELEASE     (For Release On April 13, 2005 at 4:01 pm ET)

MGI PHARMA REPORTS FIRST QUARTER RESULTS

—135% Increase In Total Revenue Over Prior Year—

—Aloxi® Injection Achieves #1 Share Position In Injectable CINV Market—

—Q1 2005 Aloxi® Sales Increase 207% From Q1 2004, Total $57.2 Million—

—Saforis™ New Drug Application (NDA) Timeline Accelerated—

—SPA Completed for Aloxi® Injection in PONV and Aloxi Oral Formulation—

—Dacogen™ Registration Program in Acute Myeloid Leukemia (AML) Initiated—

MINNEAPOLIS, April 13, 2005 — MGI PHARMA, INC. (NASDAQ: MOGN), an oncology-focused biopharmaceutical company, today announced that total revenue for the first quarter of 2005 was $63.2 million, including Aloxi® (palonosetron hydrochloride) injection sales of $57.2 million. GAAP net income for the first quarter of 2005 was $11.6 million, or $0.15 per diluted share. At March 31, 2005, MGI PHARMA’s unrestricted cash and marketable debt investments totaled $212.6 million.

“During the first quarter of 2005, MGI PHARMA made significant progress on many fronts,” said Lonnie Moulder, president and chief executive officer. “Aloxi injection continues to gain share from its competitors in the chemotherapy-induced nausea and vomiting (CINV) market, and in its 18th month of promotion, Aloxi injection reached the number one market share position among intravenous 5-HT3 receptor antagonists used for the prevention of CINV. We are also very pleased with the progress made with respect to our late-stage pipeline. We now plan to submit an NDA for Saforis oral suspension during the third quarter, and our registration program for Dacogen injection in AML is underway.”

First Quarter 2005 Financial Results

Sales increased to $62.4 million in the first quarter of 2005 from $25.8 million in the first quarter of 2004, primarily due to increased sales of Aloxi injection. During the first quarter of 2005, U.S. sales of Aloxi injection totaled $57.2 million, compared to $18.6 million in the first quarter of 2004. Total revenues for the first quarter of 2005 were $63.2 million compared to $26.9 million in the first quarter of 2004.

Total costs and expenses increased to $51.0 million in the first quarter of 2005 from $30.1 million in the first quarter of 2004. Selling, general and administrative expenses increased to $18.8 million for the first quarter of 2005 from $17.5 million for the same period in 2004. Research and development expenses in the first quarter of 2005 were $10.3 million, compared to

MGI PHARMA, INC.

Q1 2005 Financial Results

$5.0 million in the first quarter of 2004. This year-over-year increase in R&D expenses is due to development programs for the late-stage product candidates in our pipeline, including those acquired in 2004.

The Company reported GAAP net income of $11.6 million, or $0.15 per diluted share, in the 2005 first quarter compared to a net loss of $3.1 million, or $0.05 per diluted share, in the 2004 first quarter. Pro forma net income for the 2005 first quarter was $8.1 million, or $0.11 per diluted share, compared to a pro forma net loss of $1.5 million, or $0.02 per diluted share, in the 2004 first quarter.

Note: GAAP refers to U.S. generally accepted accounting principles. MGI PHARMA’s pro-forma earnings per diluted share and pro-forma net income exclude amortization of product acquisition intangible assets, acquired in-process research and development expenses, license initiation and product candidate development milestone payments and revenue resulting from a terminated license agreement, and reflects an effective tax rate of 35% as if the Company were subject to a standard tax provision. We are reporting pro forma results in addition to, and not as a substitute for, financial measures calculated in accordance with GAAP. The Company provides these pro forma numbers to facilitate a comparison of our business from period to period and allow investors to analyze our business results as if we were currently subject to a standard tax rate. We encourage investors to carefully consider our results under GAAP, as well as our pro forma disclosures and the reconciliation between these presentations to more fully understand our business. Reconciliations between GAAP results and pro forma results are presented at the end of this news release.

Recent Highlights

Aloxi® Injection

•	The Special Protocol Assessment (SPA) process with the United States Food and Drug Administration (FDA) has been completed for the Aloxi injection for post operative nausea and vomiting (PONV) and Aloxi oral formulation phase 3 programs.

•	The phase 3 program for Aloxi injection for the prevention of PONV is expected to begin within the next several weeks. Two studies are planned to enroll over 1,000 patients across 4 treatment arms. Patients will be randomized to receive either placebo or one of three dose levels of Aloxi injection. The co-primary efficacy endpoint for both trials is complete response (defined as no emetic episode and no rescue medication) during the first 24 hours after surgery and for the 24-72 hour postoperative time period.

Dacogen™ Injection

•	The registration program for Dacogen (decitabine) injection in AML has been initiated, and a multicenter phase 2 trial of Dacogen injection as a front line therapy for AML patients is now underway. This trial is designed to enroll 54 patients aged 60 years or older with AML. Patients will receive Dacogen injection at a dose of 20 mg/m2 administered as a 1 hour intravenous infusion once per day for 5 days, repeated every 4 weeks. The primary endpoint of this study is complete remission rate. The SPA process is underway for a phase 3 trial of Dacogen injection in elderly AML patients.

•

Five abstracts describing Dacogen injection will be presented or published at the American Society of Clinical Oncology (ASCO) annual meeting (May 13-17, 2005). In addition, a symposium held in conjunction with ASCO titled Breakthroughs in

MGI PHARMA, INC.

Q1 2005 Financial Results

Therapeutic Epigenetics: An Emerging Clinical Approach chaired by Dr. Hagop Kantarjian, Professor & Chairman at The University of Texas M. D. Anderson Cancer Center, will be held on Friday, May 13, 2005.

Saforis™ Oral Suspension

•	MGI PHARMA plans to submit an NDA for Saforis oral suspension based on the successfully-completed phase 3 trial by the end of the third quarter of 2005. A second phase 3 trial of Saforis oral suspension is now expected to begin shortly after the NDA submission is complete. This trial is being planned to further expand the potential applications of the product.

Other Highlights

•	Jim Hawley assumed MGI PHARMA’s chief financial officer role upon filing of the Company’s 2004 Form 10-K with the Securities and Exchange Commission.

2005 Corporate Objectives:

In 2005, MGI PHARMA remains focused on maximizing the commercial potential of Aloxi injection in CINV, as well as advancing our clinical programs and executing our overall corporate strategy. The Company is focused on the following corporate objectives for 2005:

Revenue:

•	Achieve U.S. sales of Aloxi injection of $260 million

•	Achieve other product sales, promotion revenue and licensing revenue totaling $25 million

Product candidates:

•	Expand the development program for Dacogen injection beyond the pending myelodysplastic syndrome (MDS) indication by initiating a pivotal phase 3 program in patients with AML

•	Advance the phase 3 programs for Aloxi injection in PONV and for an oral Aloxi formulation

•	Complete the NDA submission for Saforis oral suspension during the third quarter of 2005 and initiate a phase 3 trial of Saforis oral suspension in patients with oral mucositis shortly after the NDA is completed

•	Advance ZYC101a into a pivotal program in patients with cervical dysplasia in mid-2005

•	Complete a phase 2 trial of irofulven in patients with taxane/hormone-refractory prostate cancer

•	Advance the ZYC300 clinical development program in patients with solid tumors

Other corporate goals:

•	Achieve full-year profitability in 2005

•	Complete pre-launch preparations for Dacogen injection

•	Establish commercialization paths for our products in territories outside of North America.

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Q1 2005 Financial Results

Financial Outlook for 2005:

This section provides forward-looking information about MGI PHARMA’s financial outlook for 2005 based upon our current operations. The disclosure notice paragraph regarding forward-looking statements at the end of this news release is especially applicable to this section.

Consistent with the Company’s past practices for providing product candidate guidance when they are undergoing FDA review, this guidance excludes any revenue contribution from Dacogen injection, but includes all Dacogen-related expenses through initial market launch. The effect of the scheduled implementation of FASB Statement No. 123 (Revised 2004), Share-Based Payment, has not been included in the following guidance.

For the year ending December 31, 2005, we continue to expect:

•	Total revenue of approximately $285 million, including:

•	Aloxi injection product sales of approximately $260 million;

•	Other product sales, licensing and promotion revenue of $25 million;

•	Cost of product sales of approximately $97 million;

•	SG&A expenses of approximately $80 million;

•	Net R&D expenses of approximately $46 million;

•	Income from operations of approximately $62 million;

•	Approximately 76 million fully diluted shares prior to inclusion of shares that would issue upon conversion of our debt; and

•	An effective tax rate of approximately 3%.

Approximately 8.3 million shares will be issued upon full conversion of our convertible debt. Those shares will be considered in MGI PHARMA’s diluted share count when they are deemed to be dilutive by accounting standards.

Conference Call & Webcast Information

MGI PHARMA will broadcast its quarterly investor conference call live over the Internet today, Wednesday, April 13, 2005 at 5:00 p.m. Eastern Time. The Company’s executive management team will review 2005 first quarter financial results, discuss operations, and provide guidance on MGI PHARMA’s business outlook. All interested parties are welcome to access the webcast via the Company’s Web site at www.mgipharma.com. The audio webcast will be archived on the Company’s Web site for a limited period of time.

Annual Stockholder Meeting

MGI PHARMA’s Annual Meeting of Stockholders will be held on Tuesday, May 10, 2005 at 1:00 p.m. Central Time at the IDS Center, 80 South 8th Street, 50th Floor, Minneapolis, Minnesota. All MGI PHARMA stockholders are invited to attend.

About MGI PHARMA

MGI PHARMA, INC. is an oncology-focused biopharmaceutical company that acquires, develops and commercializes proprietary products that address the unmet needs of cancer patients. MGI PHARMA has a portfolio of proprietary pharmaceuticals, and intends to become a leader in oncology. MGI PHARMA markets Aloxi® (palonosetron hydrochloride) injection, Kadian® (sustained release morphine sulfate capsules), Salagen® Tablets (pilocarpine hydrochloride) and Hexalen® (altretamine) capsules in the United States. The Company directly markets its products in the U.S. and collaborates with partners to reach international markets. For more information about MGI PHARMA, please visit www.mgipharma.com.

MGI PHARMA, INC.

Q1 2005 Financial Results

This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “ expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are not guarantees of MGI PHARMA’s future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of MGI PHARMA’s product candidates to be proven safe and effective in humans, to receive marketing authorization from regulatory authorities, and to ultimately compete successfully with other therapies; continued sales of MGI PHARMA’s marketed products; development or acquisition of additional products; reliance on contract manufacturing; changes in strategic alliances; continued access to capital; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its most recently filed Form 10-Q or 10-K. MGI PHARMA undertakes no duty to update any of these forward-looking statements to conform them to actual results.

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Q1 2005 Financial Results

MGI PHARMA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)

	Three Months Ended March 31,
	2005	2004
Revenues:
Sales	$62,385	$25,834
Licensing & Other	850	1,036

	63,235	26,870

Costs and Expenses:
Cost of sales	21,915	7,625
Selling, general and administrative	18,755	17,465
Research and development	10,317	5,016

	50,987	30,106

Operating income (loss)	12,248	(3,236)

Interest income	1,357	815
Interest expense	(1,755)	(725)
Loss on investment	—	—

Income (loss) before income taxes	11,850	(3,146)

Provision (benefit) for income taxes	250	—

Net income (loss)	$11,600	$(3,146)

Net income (loss) per common share
Basic	$0.16	$(0.05)
Diluted	$0.15	$(0.05)

Weighted average number of common shares outstanding
Basic	71,345	68,545
Diluted	75,615	68,545

Consolidated Balance Sheets Data

(unaudited)

(In thousands)

	As of March 31, 2005	As of December 31, 2004
Cash and marketable debt securities, unrestricted	$212,618	$272,331
Total assets	$431,219	$436,335
Total stockholders’ equity	$123,552	$114,510

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Q1 2005 Financial Results

MGI PHARMA, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME (LOSS) TO PRO FORMA NET INCOME (LOSS) - UNAUDITED

(In thousands, except per share data)

	Three Months Ended March 31,
	2005		2004
GAAP net income (loss)	$11,600		$(3,146)
Adjustments:
Amortization of intangibles	541		341
License payments	—		500

Subtotal of Adjustments	541		841

Pro forma net income (loss) before income tax	12,141		(2,305)

Provision (benefit) for income taxes	4,087	A	(807	)A

Pro forma net income (loss)	$8,054		$(1,498)

(A)	Reflects an effective tax rate of 35%

MGI PHARMA, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME (LOSS) PER COMMON SHARE TO PRO FORMA NET INCOME

(LOSS) PER COMMON SHARE - UNAUDITED

(In thousands, except per share data)

	Three Months Ended March 31,
	2005	2004
GAAP net income (loss) per common share, diluted	$0.15	$(0.05	)B
Adjustments:
Amortization of intangibles	0.01	0.01
License payments	—	0.01

Subtotal of Adjustments	0.01	0.02

Pro forma net income (loss) per common share, diluted before income taxes	0.16	(0.03)

Provision (benefit) for income taxes	0.05	(0.01)

Pro forma net income (loss) per common share, diluted	$0.11	$(0.02	)B

Weighted average number of common shares outstanding	75,615	68,545

(B)	Basic shares were used to calculate net loss per common share for the three months ended March 31, 2004 as the effect of stock options and convertible notes would have an anti-dilutive.

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